UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 28, 2008
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10033	04-1671740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1041 521 Corporate Center Drive
Fort Mill, South Carolina	29707
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. — Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. — Entry into a Material Definitive Agreement.
     On August 28, 2008, Wellman, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) entered into the tenth amendment of its senior secured super-priority Debtor in possession credit agreement dated February 26, 2008 (the “Credit Agreement”) among the Company and certain of its domestic subsidiaries, as borrowers, Deutsche Bank Securities Inc., as sole lead arranger and bookrunner, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders that from time to time become party thereto. Under the default provision in Section 9.1(i)(xv), sub clause (iv), of the Credit Agreement as amended, it would have been an event of default if the Company had not obtained approval of its disclosure statement by August 29, 2008. The letter agreement amended the Credit Agreement so that this deadline is now September 8, 2008.
     The Credit Agreement contains certain financial covenants and other covenants. One of these covenants is that we must maintain a Minimum EBITDA, which is measured based on the cumulative monthly EBITDA starting with the month of March 2008. EBITDA, as defined under the Credit Agreement, is calculated by adding Earnings (Loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges, and other cash expenses made or incurred in connection with entering into the Credit Agreement. We were not in compliance with the minimum cumulative EBITDA requirements for the months ending June 30, 2008 and July 31, 2008. The Administrative Agent, on behalf of the Majority Lenders, consented to waive compliance with the minimum EBITDA requirement set forth in Section 8.2(a) of the Credit Agreement for the period from August 29, 2008 through September 8, 2008.
     In addition, Section 1.1 of the Credit Agreement was amended by deleting the definition of “Total Commitments” and replacing it with the following: ““Total Commitments” shall mean the aggregate of the Commitments of all Lenders, which in the aggregate shall not exceed $170,000,000.” Annex I of the Credit Agreement was modified by reducing the amount listed as the Commitment for each Lender by 3/20ths of the amount thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
September 3, 2008	/s/ Keith R. Phillips
Keith R. Phillips
Vice President, Chief Financial Officer

3